SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) — December 4, 2008
BELL INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

California	001-11471	95-2039211

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8888 Keystone Crossing, Suite #1700, Indianapolis, IN	46240

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (317) 704-6000

(Former Name or Former Address, if Changed since Last Report)

Item 8.01	Other Events
Annual Meeting
     On December 4, 2008, Bell Industries, Inc. (the “Company”) held its annual meeting of shareholders. The results of the shareholder vote from the annual meeting are set forth below:
     Proposal 1. To elect Mr. Dale A. Booth, Mr. Clinton J. Coleman, Mr. Michael R. Parks and Mr. Mark E. Schwarz as directors;

	FOR	VOTES WITHHELD

Dale A. Booth	6,149,722	1,912,278
Clinton J. Coleman	6,147,709	1,914,291
Michael R. Parks	6,151,757	1,910,243
Mark E. Schwarz	5.768,210	2,293,790
     Proposal 2. To approve an amendment to the Company’s articles of incorporation to increase the number of the Company’s authorized shares of common stock from 35,000,000 shares to 200,000,000 shares;

FOR	AGAINST	ABSTAIN

5,253,857	2,261,058	547,085
     On December 8, 2008, the Company filed a Certificate of Amendment with the California Secretary of State to effect this change in the authorized shares of common stock.
     Proposal 3. To approve an amendment to the Company’s bylaws to change the authorized range of number of directors of the company from not less than six (6) nor more than eleven (11) to not less than four (4) nor more than seven (7);

FOR	AGAINST	ABSTAIN

5,675,922	1,837,461	548,617
     Although the votes for this proposal exceeded the votes against, because the votes against were in excess of 16 2/3% of the outstanding shares of common stock, this proposal did not pass.
     Proposal 4. To approve an amendment to the Bell Industries, Inc. 2007 Stock Incentive Plan to increase the shares reserved for issuance under the Plan from 1,000,000 shares to 5,000,000 shares

FOR	AGAINST	ABSTAIN	BROKER NONVOTES

1,574,656	1,926,336	22,664	4,538,344
     This proposal did not pass.

     Proposal 5. To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

FOR	AGAINST	ABSTAIN

6,218,947	1,454,590	388,463
     Proposal 6. To approve an amendment to the Company’s articles of incorporation to effect a one-for-twenty reverse stock split of the Company’s outstanding shares of common stock;

FOR	AGAINST	ABSTAIN

5,606,329	2,415,497	40,174
     Proposal 7. To approve a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes to approve the amendment to the articles of incorporation to increase the authorized shares of common stock

FOR	AGAINST	ABSTAIN

5,089,769	2,579,774	392,457
Reverse Stock Split
     On December 9, 2008, the Company’s Board of Directors approved an amendment to the Company’s articles of incorporation to effect the twenty-for-one reverse stock split. The amendment will be effective to shareholders of record as of the close of business on December 24, 2008. Shareholders will receive further communication about the reverse stock split from the Company’s transfer agent, Computershare Investor Services, LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELL INDUSTRIES, INC.
Date: December 9, 2008	By:	/s/ Kevin Thimjon
		Name:	Kevin Thimjon
		Title:	President and Chief Financial Officer

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